                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 14)*

                    THE FIRST AMERICAN FINANCIAL CORPORATION
                    ----------------------------------------
                                (NAME OF ISSUER)

                           COMMON STOCK $1 PAR VALUE
                    -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  318522-30-7
                    ------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages
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                                   SCHEDULE 13G


---------------------                                          -----------------
CUSIP NO. 318522-30-7                                          Page 2 of 4 Pages
---------------------                                          -----------------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    DONALD PARKER KENNEDY

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION


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                   5  SOLE VOTING POWER
                      2,296
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY          -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON            374
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      213,828
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      216,124
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.8%
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12  TYPE OF REPORTING PERSON*

                      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                                    Page 3 of 4


Item 1(a).      Name of Issuer: THE FIRST AMERICAN FINANCIAL CORPORATION
---------       --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
---------       ------------------------------------------------
                114 East Fifth Street
                Santa Ana, CA 92701

Item 2(a).      Name of Person Filing: Donald Parker Kennedy
---------       ---------------------

Item 2(b).      Address of Principal Business Office or, if none, Residence:
---------       -----------------------------------------------------------
                114 East Fifth Street
                Santa Ana, CA 92701

Item 2(c).      Citizenship: U.S.A.
---------       -----------

Item 2(d).      Title of Class of Securities:
---------       ----------------------------
                Common Stock, $1 par value

Item 2(e).      CUSIP Number: 318522-30-7
---------       ------------

Item 3.         Inapplicable.
------

Item 4.         Ownership
------          ---------
                (a)     Amount beneficially owned: 216,124
                (b)     Percent of Class: 1.8%
                (c)     Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                2,296
                        (ii)    shared power to vote or to direct the vote:
                                -0-
                        (iii) sole power to dispose or to direct the disposition of: 374
                        (iv) shared power to dispose or to direct the disposition of: 213,828

Item 5.         Ownership of Five Percent or Less of a Class
------          --------------------------------------------
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.         Ownership of More than Five Percent on Behalf of Another Person
------          ---------------------------------------------------------------
                Not applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquires
-------    ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company
           ------------------------------------------------------------
           Not applicable.


Item 8.    Identification and Classification of Members of the Group
-------    ---------------------------------------------------------
           Not applicable.


Item 9.    Notice of Dissolution of Group
-------    ------------------------------
           Not applicable.


Item 10.   Certification
--------   -------------
           Not applicable.


Signature
---------
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:          11 Feb 1997                     /s/ D.P. KENNEDY
        ------------------------------   --------------------------------------
                                                    D.P. Kennedy